Exhibit 10.89

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER, dated as of the 11th day of December, 2009 (this “Amendment”), is made by and between BROTMAN MEDICAL CENTER, INC., a California corporation, as borrower (the “Borrower”) and GEMINO HEALTHCARE FINANCE, LLC, a Delaware limited liability company, as lender (“Lender”).

BACKGROUND STATEMENT

A.            The Borrower and Lender are parties to a Credit Agreement, dated as of April 14, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B.            The Borrower has requested that Lender (i) waive certain Events of Default, pursuant to Section 6.06 of the Credit Agreement, and (ii) agree to make certain revisions to the Credit Agreement. Lender has agreed to make the following amendments to the Credit Agreement and provide the following waivers and consents, subject to the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

The parties hereto, in consideration of the mutual covenants and agreements set forth herein, agree as follows:

ARTICLE I

AMENDMENTS

1.1           Amendment to Definition of “Advance Rate”. The definition of “Advance Rate” in Annex I of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Advance Rate” means eighty-five percent (85%). Or such percentage resulting from an adjustment pursuant to Section 2.01(e) hereof.

1.2           Amendment to Definition of “Eligible Account”. The definition of “Eligible Account” in Annex I of the Credit Agreement is hereby amended by deleting the word “and” at the end of subsection (l), adding “and” to the end of subsection (m) and adding a new subsection (n) as follows:

(n)           to the extent such Account is Medicaid Pending, it is not outstanding more than thirty (30) days part the date the corresponding services and/or goods were provided.”

1.3           New “Medicaid Pending” Defined Term.  A new defined term “Medicaid Pending” shall be added to Annex I of the Credit Agreement as follows:

“Medicaid Pending” means an amount that will be billed to Medicaid for services rendered to patients that are expected to qualify for the state Medicaid program, but are in the process of completing the necessary paperwork and have not yet been officially accepted by the state as eligible Medicaid participants.”

1.4           Amendment to Definition of “EBITDAC”.  The definition of “EBITDAC” in Annex I of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“EBITDAC” means the sum of net income plus (i) interest expense, (ii) taxes, (iii) depreciation and amortization, (iv) consulting fee expense and (v) the amount of any non-cash deduction to consolidated net income as a result of any grant to any members of the management or employees of such Person of any Capital Stock to the extent such deduction is included in the calculation of net income of such Person for such period.

1.5           Amendment to Definition of “Fixed Charge Coverage Ratio”.  The definition of “Fixed Charge Coverage Ratio” in Annex I of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDAC, to (b) the sum of (i) the current portion of any long-term Indebtedness (provided, that any indebtedness under the JHA Loan between BMC and JHA West 16 LLC shall not be considered “current” so long as the Borrower repays or refinances the JHA Loan between JHA West 16 LLC, prior to April 1, 2011), plus (ii) the current portion of lease payments under capitalized leases, plus (iii) cash interest paid, plus (iv) income taxes paid, plus (v) any unfinanced capital expenditures paid in cash by Borrower, plus (vi) any Distributions paid in cash, plus (vii) any consulting fees (including without limitation the Prospect Consulting Fee) paid, plus (viii) current portion of any amount due to CMS under any extended repayment plan in connection with any CMS Claim, in accordance with generally accepted accounting principles consistently applied, on a rolling four quarter basis; provided, however, that such calculation as of the fiscal quarter ending December 31, 2009 shall be for the most recent fiscal quarterly period ending on such date on a cumulative, annualized basis; such calculation for the fiscal quarter ending March 31, 2010 shall be for the two (2) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis and such calculation for the fiscal quarter ending June 30, 2010 shall be for the three (3) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis.

1.6           Amendment to Section 6.06(b).  The Credit Agreement is hereby amended by deleting Section 6.06(b) in its entirety and replacing it with the following:

“(b)         Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio, measured quarterly at the end of each fiscal quarter, of not less than (i) 1.00:1.00 for the fiscal quarters ending December 31, 2009 and March 31, 2010; (ii) 1.05:1.00 for the fiscal quarters ending June 30, 2010 and September 30, 2010, (iii) 1.10:1.00 for the fiscal quarters ending December 31, 2010 and March 31, 2011, and (iv) 1.20:1.00 for the fiscal quarter ending June 30, 2011 and each fiscal quarter ending thereafter. The Fixed Charge Coverage Ratio shall be calculated for the four quarters immediately preceding the quarter being measured, provided, however, that for the first three quarters of testing following December 31, 2009, the Fixed Charge Coverage Ratio shall be calculated on a cumulative annualized basis. The first calculation of the Fixed Charge Coverage Ratio shall be for the quarter ending December 31, 2009.”

ARTICLE II

WAIVERS

2.1           Financial Covenants.           Lender hereby waives the Events of Default pursuant to Section 6.06(b) of the Credit Agreement that occurred upon the testing periods ending June 30, 2009 and September 30, 2009.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants as follows:

3.1           Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties of the Borrower contained in the Credit Agreement and in the other Loan Documents is true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date).

3.2           No Default. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

3.3           Enforceability. This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited (x) by general principles of equity and conflicts of laws or (y) by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement, of Lender’s rights.

3.4           No Conflicts. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment.

3.5           Obligations. The execution and delivery of this Amendment does not diminish or reduce the Borrower’s obligations under the Loan Documents, except as modified by this Amendment.

3.6           No Claims. No Borrower has any claims, counterclaims, offsets or defenses to the Loan Documents and the performance of its obligations thereunder, or if any Borrower has any such claims, counterclaims, offsets, or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of Lender’s execution and delivery of this Amendment.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

The effectiveness of the amendments to the Credit Agreement and of the waivers and consents set forth in this Amendment is subject to the satisfaction of the following conditions:

4.1           Executed Amendment and Other Documents. This Amendment and any other documents required by Lender in its sole discretion shall have been duly executed and delivered by Borrower in form and substance satisfactory to Lender in its sole discretion.

4.2           Fees.  Upon Closing, Borrower shall have paid to Lender (i) all Expenses (including without limitation the reasonable fees and expenses of counsel to Lender) associated with this Amendment, and (ii) Five Thousand Dollars ($5,000) to Lender as a waiver fee.

4.3           No Material Adverse Change. No Material Adverse Effect has occurred and is continuing, and no Borrower knows of any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

MISCELLANEOUS

5.1           Effect of Amendment. From and after the Effective Date (as defined below), all references to the Credit Agreement set forth in any other Loan Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement or of any other Loan Document except as expressly set forth herein. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

5.2           Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of law provisions thereof).

5.3           Expenses. Borrower agrees to pay upon demand all out-of-pocket costs and expenses of Lender (including, without limitation, the reasonable fees and expenses of counsel to Lender) in connection with the preparation, negotiation, execution and delivery of this Amendment.

5.4           Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

5.5           Successors and Assigns.  This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

5.6           Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

5.7           Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment shall become effective upon the execution and delivery of a counterpart hereof by the Borrower and Lender and the satisfaction of the conditions set forth in Article III hereof (such date, the “Effective Date”).  Signatures of the parties to this Amendment transmitted by facsimile or via other electronic format shall be deemed to be their original signatures for all purposes.

[Signatures on following page.]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

BORROWER:

Address for notices to Borrower:	BROTMAN MEDICAL CENTER, INC.

Brotman Medical Center, Inc.
3828 Delmas Terrace
Culver City, CA 90231
Attn: Von Crockett, Chief Executive Officer	By:	/s/ Von Crockett
Fax: (310) 202-4125	Name:	Von Crockett
	Title:	Chief Executive Officer

LENDER:

Address for notices to Lender:	GEMINO HEALTHCARE FINANCE, LLC

Gemino Healthcare Finance, LLC
1 International Plaza, Suite 220	By:	/s/ Miriam P. Gallagher
Philadelphia, PA 19113	Name:	Miriam P. Gallagher
Attn: Miriam Gallagher	Title:	Senior Portfolio Manager
Fax: (610) 870-5401

With a copy to (which shall not constitute notice):

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville City Center

Nashville, TN 37219

Attn:  Robert L. Harris

Fax:  (615) 244-6804